Exhibit 10.1
[ENCORE CAPITAL GROUP, INC. LETTERHEAD]

June 15, 2017

Dear Ashish,

Congratulations on your promotion to President and Chief Executive Officer. I am excited about the future and look forward to working with you in your new role.

Your compensation will be adjusted effective June 15, 2017 to reflect your new role. Your new base salary will be $650,000.

Your Key Contributor Plan (“KCP”) target bonus percentage will remain 100% of your base salary and will be applied to your increased salary beginning June 15, 2017. Your total KCP cash bonus target will therefore be prorated for 2017 based on a base salary of $425,000 for the period from January, 1, 2017 through June 14, 2017 and a base salary of $650,000 for the period from June 15, 2017 through December 31, 2017. This calculates to a KCP cash bonus target of approximately $547,500 for 2017.

Also effective June 15, 2017, your annual long term incentive target value will be increased from $600,000 to $1,300,000. In March 2017, you were granted long term incentive awards valued at $600,000. You will be granted additional long term incentive awards with a fair value of approximately $382,000 to reach the new annual long term incentive target value, prorated based on the start date of your new role. These grants will be made approximately five business days after the annual stockholder meeting on June 15, 2017 based on the approval of the Compensation Committee of the Board of Directors. These long term incentive awards will be structured the same as your March 2017 awards: with 50% as time-based restricted stock awards that will vest in three equal annual installments starting from the date of grant and 50% as performance stock options, with the exercise price and 25% increase performance hurdle based on Encore’s share price on the date of grant.

I look forward to many more years of success and growth for both you and Encore.

Sincere regards,

/s/ Willem Mesdag

Willem Mesdag
Chairman of the Board